Exhibit 99.3
Thank you, Art, and good afternoon ladies and gentlemen.
Total revenue for the first quarter 2008 was $14.5 million, versus $11.7 million in the first quarter 2007. The year-over-year increase is principally due to improved product sales in our Ophthalmic and Hospital Drugs and Injectables business segments. During the first quarter 2008, Ophthalmic and Hospital Drugs and Injectables business segment revenues (excluding DTPA) increased by approximately $1.7 million or 41% and $0.8 million or 21%, respectively, versus the prior year comparative period. In our Ophthalmic business segment, net revenues were $6.0 million vs. $4.2 million for Q1’07, and reflect strong sales of our diagnostic products, primarily IC-Green, which now reflects its historical run rate. The Hospital Drugs and Injectables business segment net revenues were $5.0 million vs. $4.2 million for Q1’07, led by greater hospital contract compliancy and increased sales of high-margin antidote sales.
The Company recorded DTPA product revenues of $1.2 million in the first quarter 2007 and negligible DTPA product revenue in the first quarter 2008. The Company also recorded Vaccine revenues of approximately $1.8 million in the first quarter 2008, which reflect the launch of our unit dose preservative free Tetanus Diphtheria Vaccine to the hospital market. The Contract Services business segment net revenues were $1.6 million vs. $2.1 million in the comparative prior year period, a decline of $0.4 million.
Gross profit for the first quarter 2008 was $3.7 million as compared to $2.5 million in the first quarter 2007. The aggregate increase in first quarter 2008 gross profit of approximately $1.2 million versus the comparative prior year period was due to a favorable product mix of Ophthalmic and Hospital Drugs and Injectables. Sequentially, first quarter 2008 gross margin improved to 25.9% versus the fourth quarter 2007 gross margin of 22.3%. Lower Contract Services business segment volumes resulted in reduced revenues albeit at higher margins. However, manufacturing yields at our Decatur, IL manufacturing facility improved year-over-year, which resulted in a lower plant variance.

Selling, general and administrative expenses totaled $6.3 million in the first quarter 2008, an increase of $1.0 million over the comparative prior year period. This increase is primarily due to the expansion of our Sales Team from 30 to 65 representatives. The expansion of our Sales Team was necessary for the launch of our two Vaccine products, Td and Flu, and our anticipated product approvals and subsequent launches of our Ophthalmic NDA, Akten™, and our ANDA for generic Vancomycin capsules.
Research and development expenses were $2.4 million in the first quarter 2008 versus $2.0 million in the comparative prior year period, and increased due to the expensing of a previously capitalized and paid-for licensing fee and FDA filing fee.
The net loss for the first quarter 2008 was $5.5 million or $0.06 per fully diluted share, vs. the net loss of $4.8 million in the first quarter 2007 or $0.06 per fully diluted share. The March 31, 2008 fully diluted share count for the Company is 94.2 million, which assumes stock options and warrants are outstanding for the full year rather than on a weighted average basis.
I would now like to draw your attention to the Balance Sheet. As of March 31, 2008, the Company had cash and cash equivalents equal to $3.4 million, plus approximately $3.7 million of undrawn upon availability under our Credit Agreement with our commercial banker, the Bank of America, formerly the LaSalle Bank. We also have a restricted cash account balance of $3.3 million. Our relationship with the Bank of America can be best characterized as excellent and supportive. We are in full compliance with all of our financial covenants as of March 31, 2008.
To date, we have used our Revolver with the Bank of America to fund our investment in Td Vaccines. As of March 31, 2008, our carrying value on the balance sheet for both the unit dose and the multi dose Td Vaccine totaled approximately $19 million. However, we expect vaccine shipments to accelerate in the second quarter 2008 for two reasons:
1.	Akorn is the only MDV supplier of Td-Vaccines in the marketplace with product dating greater than 12 months.

2.	Distributors will be exhausting their on-hand MDV vaccine inventories.

We believe that as vaccine inventories turnover, we will be cash flow positive in the second half of 2008 and will have sufficient working capital to meet our business requirements this year.
Finally, I would like to briefly review the Statement of Cash Flows. During the first quarter 2008, we invested a total of $269,000, in machinery and equipment for our Somerset, NJ manufacturing facility and our Center for Excellence located in Gurnee, IL, and for validation efforts associated with our Decatur, IL lyophilization facility.
We are also pleased to announce that our 2008 annual meeting of shareholders of Akorn, Inc. will be held at 10:00 AM, local time, on May 22, 2008 at the Arizona Biltmore Resort located in Phoenix, AZ.
Thank you for your time and attention. I will now turn the teleconference back to Art.